                                                                  EXHIBIT (99)B
                          FIRST PARK RIDGE CORPORATION
                             205 N. MICHIGAN AVENUE
                                   SUITE 3800
                            CHICAGO, ILLINOIS 60601
                                (312) 540-0600



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                            TO BE HELD SEPTEMBER 9, 1994



  A Special Meeting of Shareholders of First Park Ridge Corporation ("Park Ridge") will be held at Laser, Pokorny, Schwartz, Friedman & Economos, P.C., located at 205 N. Michigan Avenue, Suite 3800, Chicago, Illinois 60601, on September 9, 1994 at 10:00 a.m. local time, for the following purposes:


  (1) voting upon approval of the Agreement and Plan of Merger, dated as of April 15, 1994, among First of America Bank Corporation, First of
America-Acquisition Company and Park Ridge ("the Merger Agreement") as described in the accompanying Prospectus/Proxy Statement; and

  (2) transacting such other business as properly may come before the meeting or any adjournment thereof.

  Notice is also given that under the Illinois Business Corporation Act of 1983, as amended (the "Illinois Act"), holders of Park Ridge Common Stock have the right to dissent from approval of the Merger Agreement and demand cash payment for their shares if they comply with applicable provisions of the Illinois Act. These provisions are described under the caption "The Merger--Rights of Dissenting Shareholders" in the accompanying Prospectus/Proxy Statement and are set forth in full in Exhibit C thereto.


  Only holders of record of Park Ridge Common Stock at the close of business on August 5, 1994, are entitled to notice of and to vote at the meeting.


  In order to assure that your shares will be represented and voted at the meeting, please mark, sign and date the enclosed proxy, and mail it in the return envelope provided.


Dated: August 5, 1994


                                      By order of the Board of Directors




                                      _________________
                                      Jules M. Laser
                                      Chairman